Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A of Fidelity Oxford Street Trust: Fidelity Series Commodity Strategy Fund of our report dated September 17, 2014 relating to the financial statements and financial highlights included in the July 31, 2014 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts September 23, 2014